UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2026

WESCO International, Inc.
(Exact name of registrant as specified in its charter)

Delaware		001-14989	25-1723342
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)

225 West Station Square Drive Suite 700			15219
Pittsburgh,	Pennsylvania		(Zip Code)
(Address of principal executive offices)
(412) 454-2200
(Registrant's telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	WCC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) David S. Schulz, Executive Vice President and Chief Financial Officer, notified WESCO International, Inc. (the “Company”) that he plans to retire from the Company effective May 31, 2026. Mr. Schulz will continue as Executive Vice President and Chief Financial Officer through a mutually agreed date in February 2026, after which he will serve as the Company’s Executive Vice President and Special Advisor to the CEO until his retirement. Mr. Schulz’s decision to retire was not as a result of any disagreement with the Company or any matter regarding the Company’s operations, policies or practices. Mr. Schulz has served as the Company’s Chief Financial Officer since 2016, and the Company thanks him for his significant contributions and dedicated service during his tenure.

(c) On February 10, 2026, the Company announced that Indraneel “Neel” Dev is joining the Company as Executive Vice President and Chief Financial Officer, effective on the same mutually agreed date in February 2026 as described above when Mr. Schulz ceases serving as Chief Financial Officer. Mr. Dev, age 54, served as the Chief Financial Officer and Chief Revenue Officer of Congruex LLC, a communications network infrastructure design, engineering and construction company from October 2023 to January 2026 and as their Chief Financial Officer from November 2022 to October 2023. Prior to Congruex, Mr. Dev served as Chief Financial Officer of Lumen Technologies (previously known as CenturyLink, Inc.), a telecommunications company, from 2018 through April 2022, and as their Group Vice President and Finance Integration Lead from 2017 to 2018. He previously held various senior finance leadership roles at Level 3 Communications, MCI, and MFS Communications. He holds a B.A. in Mathematics from the University of Delhi (India) and an MBA from the University of Arizona. Mr. Dev also serves as an independent director of Harmonic, Inc. and as the chair of their audit committee.

There are no family relationships between Mr. Dev and any director or executive officer of the Company, and there are no arrangements or understandings with any persons pursuant to which Mr. Dev is being appointed to his position. There are no and have been no transactions since the beginning of the Company’s last fiscal year, or currently proposed, regarding Mr. Dev that are required to be disclosed by Item 404(a) of Regulation S-K.

(e) Mr. Dev will receive an annual base salary of $800,000, with a target bonus of 100% up to a total bonus opportunity of 200% of his base salary. For 2026, Mr. Dev’s bonus will be pro-rated for his period of employment with the Company. Mr. Dev will receive a sign-on: cash bonus of $500,000; restricted stock unit grant with a grant date fair value of $1,500,000, which will cliff vest two years from the grant date; and restricted stock unit grant with a grant date fair value of $2,800,000, which will cliff vest three years from the grant date. If his employment is terminated without cause during the vesting periods of the sign on restricted stock unit grants, the value of the unvested portion will be paid in cash. It is expected that Mr. Dev’s annual equity award for 2026 will have an aggregate grant date fair value of $2,700,000, comprising options (25%), restricted stock units (25%) and performance share units (50%). Mr. Dev is eligible to receive a matching stock options award equal to the number of shares of the Company’s common stock purchased by him within the first twelve months of employment, up to two times his annual base salary which will vest proportionately over three years. Mr. Dev will be entitled to receive severance payments equal to one-year’s base salary and an amount based on a prorated bonus calculation, if he is terminated by the Company without cause or if he terminates his employment for good reason, as well as continuation in the Company’s medical, health and vision plans for one year, and accelerated vesting of stock options, if any, received as part of the matching stock options award described above for shares that he purchases during his first year of employment. Mr. Dev will be bound by customary restrictive covenants in the form of noncompetition and non-solicitation of employees during the term of his employment and for a period of one year thereafter. He will be entitled to customary indemnification per the terms of an indemnification agreement as set forth in Exhibit 10.24 to the Company’s Form 10-K filed on February 22, 2016 and to participate in the Company’s Change in Control Severance Plan as set forth in Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 25, 2020.

Item 7.01    Regulation FD Disclosure.
On February 10, 2026, the Company issued a press release regarding the above Item, attached hereto as Exhibit 99.1.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated February 10, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCO International, Inc.
(Registrant)

February 10, 2026	By:	/s/ David S. Schulz
(Date)		David S. Schulz
Executive Vice President and Chief Financial Officer